Exhibit 23.5

December 29, 2010

To:	Piper Jaffray & Co. Two Pacific Place, Suite 1308 88 Queensway, Admiralty Hong Kong

China Power Technology, Inc. No. 12, Gongyuan Road Kaifeng City, Henan Province 475002 People’s Republic of China

We hereby consent to Jones Day’s reliance upon our firm’s opinion in connection with China Power Technology, Inc’s underwritten public offering pursuant to the registration statement on Form S-1, originally filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2010, as the same may be amended from time to time (the “Registration Statement”) and to the filing of this letter with the Commission as an exhibit to the Registration Statement.

Your faithfully,

/s/ Grandall Legal Group (Shanghai)
Grandall Legal Group (Shanghai)